Exhibit 99.2

Vaxart, Inc. Announces Pricing of $15,000,000 Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., June 07, 2023 (GLOBE NEWSWIRE) – Vaxart, Inc. (Nasdaq: VXRT) today announced the pricing of its underwritten public offering of 16,000,000 shares of its common stock, for gross proceeds of approximately $15,000,000, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Vaxart. The offering is expected to close on or about June 9, 2023, subject to customary closing conditions. In addition, Vaxart has granted to the underwriter a 30-day option to purchase up to 2.4 million additional shares of its common stock.

Vaxart intends to use the net proceeds from the offering for general corporate purposes, capital expenditures, working capital, and general and administrative expenses.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering.

The underwriter may offer the shares from time to time for sale in one or more transactions on The Nasdaq Capital Market in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The offering is being made by Vaxart pursuant to a shelf registration statement on Form S-3 previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2023, which became effective on May 5, 2023. A preliminary prospectus supplement related to the offering and the accompanying base prospectus have been filed with the SEC and are available on the website of the SEC at www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained, when available, from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 4th floor, New York, NY 10022; Email: prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against norovirus, coronavirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s expectations with respect to the completion of the offering, the expected gross proceeds from the offering, Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials and the timing of such results, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart's ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart's expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart's product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart's capital resources may be inadequate; Vaxart's ability to resolve pending legal matters; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:
Mark Herr
Vaxart, Inc.
mherr@vaxart.com
(203) 517-8957

Investor Relations:
Andrew Blazier
FINN Partners
IR@vaxart.com
(646) 871-8486